Exhibit 99.1

McGrath RentCorp Announces Results for Second Quarter 2011

EPS increases 48% to $0.46 for the Quarter
Rental revenues increase 19%

LIVERMORE, Calif.--(BUSINESS WIRE)--August 4, 2011--McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business to business rental company, today announced revenues for the quarter ended June 30, 2011 of $79.5 million, an increase of 20%, compared to $66.5 million in the second quarter of 2010. The Company reported net income of $11.4 million, or $0.46 per diluted share for the second quarter of 2011, compared to net income of $7.4 million, or $0.31 per diluted share, in the second quarter of 2010.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our Company-wide 19% increase in rental revenues for the quarter from a year ago reflects very favorable business activity and rental revenue increases in both our electronics and tank rental businesses. These very positive results were partly offset by our modular business rental revenues declining by 3% for the same comparative period.

For our electronics division, rental revenues for the quarter increased by $3.7 million, or 19%, to $23.6 million from a year ago. Income from operations increased by 96% to $7.9 million. In addition to higher rental revenues, our electronics business also benefited from higher gross profit on equipment sales and lower depreciation, laboratory and SG&A costs as a percentage of rental revenues from a year ago.

Our tank and box division rental revenues increased 81% to $13.8 million for the quarter, from $7.6 million a year ago. The strong increase in rental revenues was directly related to higher business activity levels and continued expansion of Adler’s rental equipment inventory. Income from operations was up over two and one-half times from a year ago to $7.8 million, as the business further leveraged existing employee and facility infrastructure, and also benefited from its base of longer term rental transactions.

Our modular division rental revenues for the second quarter decreased by $0.6 million, or 3%, to $19.8 million from a year ago. Rental revenues grew by 5% quarter over quarter in our markets outside of California; however, they declined by 8% within the state. California continues to be plagued by fiscal and unemployment rate challenges. Income from operations declined by $1.4 million, or 21%, to $5.2 million. The higher percentage reduction in income from operations was primarily due to higher SG&A expenses associated with the continued expansion of our portable storage rental initiative, and higher inventory center costs outside of California for the preparation of equipment for rental.

Our portable storage and environmental test equipment initiatives both continued to make good progress in their market penetration efforts and booking levels during the second quarter. Quarter over quarter rental revenues were up 115% and 88% respectively, for Mobile Modular Portable Storage and TRS-Environmental.

During the first half of 2011 we had a net addition of approximately $51 million in original cost of rental assets. These rental assets are primarily for the growth of Adler Tank Rentals, and for our test equipment and portable storage businesses.

As a result of our overall healthy business activity levels during the first half of 2011 and favorable outlook for the remainder of the year, we are increasing our full year earnings guidance range of $1.52 to $1.62 to a range of $1.65 to $1.75 per diluted share.”

All comparisons presented below are for the quarter ended June 30, 2011 to the quarter ended June 30, 2010 unless otherwise indicated.

MOBILE MODULAR

For the second quarter of 2011, the Company’s Mobile Modular division reported a 21% decrease in income from operations to $5.2 million. Rental revenues decreased 3% to $19.8 million and other direct costs increased 4% to $6.0 million, which resulted in a decrease in gross profit on rental revenues of 8% to $10.4 million. Sales revenues increased 3% to $4.2 million, with gross profit on sales revenues increasing 42% to $1.3 million, primarily due to higher margins on new equipment sales revenues in the second quarter of 2011. Selling and administrative expenses increased 8% to $7.8 million primarily as a result of increased investment in our Portable Storage growth initiative.

TRS-RENTELCO

For the second quarter of 2011, the Company’s TRS-RenTelco division reported a 96% increase in income from operations to $7.9 million. Rental revenues increased 19% to $23.6 million. The increase in rental revenues, partly offset by a 4% increase in depreciation to $9.4 million, and a 15% increase in other direct costs to $3.6 million, resulted in an increase in gross profit on rental revenues of 38% to $10.5 million. Sales revenues increased 30% to $6.4 million with gross profit on sales increasing 46% to $3.1 million, primarily due to higher margins on new and used equipment sales revenues in the second quarter of 2011. Selling and administrative expenses increased 4% to $6.3 million due to increased salary and benefit costs.

ADLER TANKS

For the second quarter of 2011, the Company’s Adler Tanks division more than doubled its income from operations to $7.8 million. Rental revenues increased 81% to $13.8 million, which resulted in an increase in gross profit on rental revenues of 98% to $10.7 million. Rental related services revenues increased 20% to $2.8 million, with gross profit on rental related services revenues increasing 47% to $0.8 million. Selling and administrative expenses increased 24% to $3.7 million, primarily due to increased personnel and benefit costs.

OTHER HIGHLIGHTS

  Debt increased $4.7 million during the quarter to $270.5 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.88 to 1 at March 31, 2011 to 0.87 to 1 at June 30, 2011. As of June 30, 2011, the Company had capacity to borrow an additional $184.5 million under its lines of credit.
  New senior notes issued April 21, 2011. The Company entered into an agreement for the issuance of $100 million of 4.03% unsecured senior notes. The debt has a five-year average life with a final maturity in April 2018. Proceeds from the offering were used to repay outstanding borrowings under the Company’s revolving credit facilities.
  Dividend rate increased 2% to $0.23 per share for the second quarter 2011 compared to the second quarter 2010. On an annualized basis, this dividend represents a 3.6% yield on the August 3, 2011 close price of $25.62.
  Adjusted EBITDA increased 28% to $38.3 million for the second quarter of 2011. At June 30, 2011, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.85 to 1 compared to 1.93 to 1 at March 31, 2011. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

Given the Company’s solid results during the first half of the year and encouraging signs for further growth in rental and sales revenues in 2011, the Company is revising its previous 2011 full-year guidance range of $1.52 to $1.62 to an updated range of $1.65 to $1.75 per diluted share.

For the full year of 2011, the Company expects approximately 13% to 14% growth in rental revenues compared to 2010 and approximately 15% higher sales revenues. Rental revenue growth is expected from Adler Tanks and TRS-RenTelco, and sales growth is expected primarily from Enviroplex. Rental equipment depreciation expense is expected to increase to $59 to $60 million, driven by rental fleet growth. Selling and administrative costs are expected to increase to approximately $77 to $79 million to support business growth, continued investment in Adler Tanks and our Portable Storage initiative, and removal of employee cost austerity measures in place throughout 2010. Full year interest expense is forecasted to be approximately $8 million. The Company expects the 2011 effective tax rate to be 39.2%. Earnings are expected to peak in the third quarter and then decrease in the fourth quarter due to year-end seasonality at Adler Tanks and TRS-RenTelco.

These forward-looking statements reflect McGrath RentCorp’s expectations as of August 4, 2011. Actual 2011 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the U.S. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
Environmental Test Equipment – www.TRS-Environmental.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of July 14, 2011, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on August 4, 2011 to discuss the second quarter 2011 results. To participate in the teleconference, dial 1-877-941-8416 (in the U.S.), or 1-480-629-9808 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4456803.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: uncertainty in the California modular market, the growth potential of Adler Tank Rentals and our portable storage initiative, and the statements under the heading “Financial Guidance.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers’ need and ability to rent our products, and the Company’s ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 4, 2011 and in our Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

REVENUES
Rental	$57,118	$47,851	$111,144	$92,984
Rental Related Services	9,387	8,201	17,879	15,317
Rental Operations	66,505	56,052	129,023	108,301
Sales	12,489	9,958	22,423	18,895
Other	536	513	1,057	1,057
Total Revenues	79,530	66,523	152,503	128,253

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	14,842	13,786	29,437	27,556
Rental Related Services	7,139	6,060	13,880	11,386
Other	10,665	9,777	20,205	18,749
Total Direct Costs of Rental Operations	32,646	29,623	63,522	57,691
Costs of Sales	7,525	6,372	13,770	12,252
Total Costs of Revenues	40,171	35,995	77,292	69,943
Gross Profit	39,359	30,528	75,211	58,310
Selling and Administrative Expenses	18,645	16,949	37,203	32,360
Income from Operations	20,714	13,579	38,008	25,950
Interest Expense	1,954	1,506	3,436	3,015
Income Before Provision for Income Taxes	18,760	12,073	34,572	22,935
Provision for Income Taxes	7,354	4,685	13,552	8,899
Net Income	$11,406	$7,388	$21,020	$14,036

Earnings Per Share:
Basic	$0.47	$0.31	$0.87	$0.59
Diluted	$0.46	$0.31	$0.85	$0.58
Shares Used in Per Share Calculation:
Basic	24,341	23,924	24,300	23,866
Diluted	24,743	24,201	24,700	24,136

Cash Dividends Declared Per Share	$0.230	$0.225	$0.460	$0.450

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	June 30,	December 31,
(in thousands)	2011	2010

ASSETS
Cash	$437	$990
Accounts Receivable, net of allowance for doubtful
accounts of $1,700 in 2011 and 2010	78,830	76,488
Income Taxes Receivable	—	6,131

Rental Equipment, at cost:
Relocatable Modular Buildings	529,056	514,548
Electronic Test Equipment	260,563	250,125
Liquid and Solid Containment Tanks and Boxes	159,756	133,095
	949,375	897,768
Less Accumulated Depreciation	(316,857)	(306,188)
Rental Equipment, net	632,518	591,580

Property, Plant and Equipment, net	91,908	83,861
Prepaid Expenses and Other Assets	22,765	13,944
Intangible Assets, net	12,542	12,868
Goodwill	27,700	27,700
Total Assets	$866,700	$813,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$270,500	$265,640
Accounts Payable and Accrued Liabilities	66,238	49,612
Deferred Income	30,981	23,790
Deferred Income Taxes, net	189,659	179,543
Total Liabilities	557,378	518,585

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 24,361 shares in 2011 and
24,235 shares in 2010	68,217	63,623
Retained Earnings	241,105	231,354
Total Shareholders’ Equity	309,322	294,977
Total Liabilities and Shareholders’ Equity	$866,700	$813,562

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended June 30,
(in thousands)	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$21,020	$14,036
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	32,636	30,588
Provision for Doubtful Accounts	825	844
Non-Cash Stock-Based Compensation	2,127	2,086
Gain on Sale of Rental Equipment	(6,496)	(4,745)
Change In:
Accounts Receivable	(3,167)	342
Income Taxes Receivable	6,131	5,075
Prepaid Expenses and Other Assets	(8,821)	(1,487)
Accounts Payable and Accrued Liabilities	9,887	2,900
Deferred Income	7,191	(3,967)
Deferred Income Taxes	10,116	(2,519)
Net Cash Provided by Operating Activities	71,449	43,153

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(71,160)	(59,207)
Purchase of Property, Plant and Equipment	(10,828)	(3,554)
Proceeds from Sale of Used Rental Equipment	13,703	10,965
Net Cash Used in Investing Activities	(68,285)	(51,796)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Payments) Under Bank Lines of Credit	(83,140)	28,166
Borrowings Under Private Placement	100,000	—
Principal Payments on Senior Notes	(12,000)	(12,000)
Proceeds from the Exercise of Stock Options	1,770	2,087
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	696	352
Payment of Dividends	(11,043)	(10,616)
Net Cash Provided by (Used in) Financing Activities	(3,717)	7,989

Net Decrease in Cash	(553)	(654)
Cash Balance, beginning of period	990	1,187
Cash Balance, end of period	$437	$533

Interest Paid, during the period	$2,658	$3,138
Income Taxes Paid (Refunds Received), during the period	$(3,598)	$6,199
Dividends Declared, not yet paid	$5,605	$5,414
Rental Equipment Acquisitions, not yet paid	$11,812	$9,789

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended June 30, 2011
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$19,791	$23,553	$13,774	$—	$57,118
Rental Related Services	5,781	785	2,821	—	9,387
Rental Operations	25,572	24,338	16,595	—	66,505
Sales	4,163	6,421	—	1,905	12,489
Other	107	391	38	—	536
Total Revenues	29,842	31,150	16,633	1,905	79,530

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,430	9,445	1,967	—	14,842
Rental Related Services	4,457	657	2,025	—	7,139
Other	5,987	3,576	1,102	—	10,665
Total Direct Costs of Rental Operations	13,874	13,678	5,094	—	32,646
Costs of Sales	2,892	3,285	—	1,348	7,525
Total Costs of Revenue	16,766	16,963	5,094	1,348	40,171

Gross Profit
Rental	10,374	10,532	10,705	—	31,611
Rental Related Services	1,324	128	796	—	2,248
Rental Operations	11,698	10,660	11,501	—	33,859
Sales	1,271	3,136	—	557	4,964
Other	107	391	38	—	536
Total Gross Profit	13,076	14,187	11,539	557	39,359
Selling and Administrative Expenses	7,842	6,272	3,713	818	18,645
Income (Loss) from Operations	$5,234	$7,915	$7,826	$(261)	20,714
Interest Expense					1,954
Provision for Income taxes					7,354
Net Income					$11,406

Other Information
Average Rental Equipment [1]	$499,984	$255,741	$148,022
Average Monthly Total Yield [2]	1.32%	3.07%	3.10%
Average Utilization [3]	67.4%	65.6%	85.8%
Average Monthly Rental Rate [4]	1.96%	4.68%	3.62%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended June 30, 2010
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,418	$19,812	$7,621	$—	$47,851
Rental Related Services	5,333	518	2,350	—	8,201
Rental Operations	25,751	20,330	9,971	—	56,052
Sales	4,056	4,951	8	943	9,958
Other	120	380	13	—	513
Total Revenues	29,927	25,661	9,992	943	66,523

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,424	9,083	1,279	—	13,786
Rental Related Services	3,690	563	1,807	—	6,060
Other	5,745	3,109	923	—	9,777
Total Direct Costs of Rental Operations	12,859	12,755	4,009	—	29,623
Costs of Sales	3,162	2,807	6	397	6,372
Total Costs of Revenues	16,021	15,562	4,015	397	35,995

Gross Profit (Loss)
Rental	11,249	7,620	5,419	—	24,288
Rental Related Services	1,643	(45)	543	—	2,141
Rental Operations	12,892	7,575	5,962	—	26,429
Sales	894	2,144	2	546	3,586
Other	120	380	13	—	513
Total Gross Profit	13,906	10,099	5,977	546	30,528
Selling and Administrative Expenses	7,254	6,057	2,990	648	16,949
Income (Loss) from Operations	$6,652	$4,042	$2,987	$(102)	13,579
Interest Expense					1,506
Provision for Income taxes					4,685
Net Income					$7,388

Other Information
Average Rental Equipment [1]	$488,754	$241,545	$93,414
Average Monthly Total Yield [2]	1.39%	2.73%	2.72%
Average Utilization [3]	67.7%	66.2%	71.0%
Average Monthly Rental Rate [4]	2.06%	4.13%	3.83%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Six Months Ended June 30, 2011
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$39,566	$45,611	$25,967	$—	$111,144
Rental Related Services	11,321	1,402	5,156	—	17,879
Rental Operations	50,887	47,013	31,123	—	129,023
Sales	8,036	12,334	103	1,950	22,423
Other	205	785	67	—	1,057
Total Revenues	59,128	60,132	31,293	1,950	152,503

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	6,849	18,836	3,752	—	29,437
Rental Related Services	8,673	1,158	4,049	—	13,880
Other	11,390	6,575	2,240	—	20,205
Total Direct Costs of Rental Operations	26,912	26,569	10,041	—	63,522
Costs of Sales	5,787	6,562	75	1,346	13,770
Total Costs of Revenue	32,699	33,131	10,116	1,346	77,292

Gross Profit
Rental	21,327	20,200	19,975	—	61,502
Rental Related Services	2,648	244	1,107	—	3,999
Rental Operations	23,975	20,444	21,082	—	65,501
Sales	2,249	5,772	28	604	8,653
Other	205	785	67	—	1,057
Total Gross Profit	26,429	27,001	21,177	604	75,211
Selling and Administrative Expenses	15,599	12,606	7,317	1,681	37,203
Income (Loss) from Operations	$10,830	$14,395	$13,860	$(1,077)	38,008
Interest Expense					3,436
Provision for Income taxes					13,552
Net Income					$21,020

Other Information
Average Rental Equipment [1]	$498,661	$253,800	$141,141
Average Monthly Total Yield [2]	1.32%	3.00%	3.07%
Average Utilization [3]	67.2%	65.3%	85.4%
Average Monthly Rental Rate [4]	1.97%	4.59%	3.59%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Six Months Ended June 30, 2010
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$41,006	$38,319	$13,659	$—	$92,984
Rental Related Services	10,259	1,039	4,019	—	15,317
Rental Operations	51,265	39,358	17,678	—	108,301
Sales	5,943	9,834	27	3,091	18,895
Other	218	814	25	—	1,057
Total Revenues	57,426	50,006	17,730	3,091	128,253

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	6,852	18,330	2,374	—	27,556
Rental Related Services	7,258	960	3,168	—	11,386
Other	10,831	5,996	1,922	—	18,749
Total Direct Costs of Rental Operations	24,941	25,286	7,464	—	57,691
Costs of Sales	4,410	5,946	27	1,869	12,252
Total Costs of Revenue	29,351	31,232	7,491	1,869	69,943

Gross Profit
Rental	23,323	13,993	9,363	—	46,679
Rental Related Services	3,001	79	851	—	3,931
Rental Operations	26,324	14,072	10,214	—	50,610
Sales	1,533	3,888	—	1,222	6,643
Other	218	814	25	—	1,057
Total Gross Profit	28,075	18,774	10,239	1,222	58,310
Selling and Administrative Expenses	13,904	11,453	5,664	1,339	32,360
Income (Loss) from Operations	$14,171	$7,321	$4,575	$(117)	25,950
Interest Expense					3,015
Provision for Income taxes					8,899
Net Income					$14,036

Other Information
Average Rental Equipment [1]	$487,688	$240,526	$86,699
Average Monthly Total Yield [2]	1.40%	2.66%	2.63%
Average Utilization [3]	67.9%	65.3%	70.1%
Average Monthly Rental Rate [4]	2.06%	4.07%	3.75%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available to operations and the performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010	2011	2010
Net Income	$11,406	$7,388	$21,020	$14,036	$43,462	$32,467
Provision for Income Taxes	7,354	4,685	13,552	8,899	27,224	19,985
Interest	1,954	1,506	3,436	3,015	6,607	6,284
Income from Operations	20,714	13,579	38,008	25,950	77,293	58,736
Depreciation and Amortization	16,462	15,332	32,636	30,588	64,624	61,678
Non-Cash Stock-Based Compensation	1,103	1,067	2,127	2,086	4,268	3,736
Adjusted EBITDA [1]	$38,279	$29,978	$72,771	$58,624	$146,185	$124,150

Adjusted EBITDA Margin [2]	48%	45%	48%	46%	46%	46%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010	2011	2010
Adjusted EBITDA [1]	$38,279	$29,978	$72,771	$58,624	$146,185	$124,150
Interest Paid	(1,323)	(1,919)	(2,658)	(3,138)	(5,826)	(6,375)
Net Income Taxes Paid	(1,469)	(4,807)	(2,533)	(5,967)	(5,908)	(7,049)
Gain on Sale of Used Rental Equipment	(3,441)	(2,577)	(6,496)	(4,745)	(13,479)	(10,435)
Change in certain assets and liabilities:
Accounts Receivable, net	(3,907)	(6,370)	(2,342)	1,186	(9,419)	(2,655)
Income Taxes Receivable	—	5,075	6,131	5,075	1,176	5,075
Prepaid Expenses and Other Assets	(5,878)	(3,401)	(8,821)	(1,487)	(7,039)	1,786
Accounts Payable and Other Liabilities	11,119	(2,808)	8,206	(2,428)	12,999	(5,359)
Deferred Income	2,670	1,412	7,191	(3,967)	10,204	423
Net Cash Provided by Operating Activities	$36,050	$14,583	$71,449	$43,153	$128,893	$99,561

1	Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
2	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer